AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 5th day of December, 2013, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to add the Semper Short Duration Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit GG is hereby superseded and replaced with Amended Exhibit GG attached hereto

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit GG to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series	Date Added
Semper MBS Total Return Fund	on or after June 28, 2013
Semper Short Duration Fund	on or after December 5, 2013

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief
Compliance Officer (CCO) Services Fee Schedule at December 2013

Annual Fee Based Upon Average Net Assets Per Fund*
____ basis points on the first $____million
____ basis points on the next $____ million
____ basis points on the balance
Minimum annual fee:  $____per fund

▪	Additional fee of $____for each additional class
▪	Additional fee of $____per manager/sub-advisor per fund
▪	Additional fee of $____for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
▪

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$____for the first fund (subject to Board approval)
▪	$____for each additional fund (subject to change based on Board review and approval)
▪	$____/sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not required at December 5, 2013 as fees are not changing – only the Semper Short Duration Fund is being added.

Amended Exhibit GG (continued) to the Advisors Series Trust Fund Accounting Servicing

Fund Accounting Supplemental Services Fee Schedule at December 2013

Pricing Services**
▪	$____- Domestic Equities, Options, ADRs
▪	$____- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$____- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪	$____ - Bank Loans
▪	$____- Credit Default Swaps
▪	$____- Swaptions, Index Swaps
▪	$____- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪	$____/Foreign Equity Security per Month for Corporate Action Service
▪	$____/Domestic Equity Security per Month for Corporate Action Service
▪	$____/Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪	$____on the First 100 Securities
▪	$____on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

** Per security per fund per pricing day.